SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

CENTENNIAL COMMUNICATIONS CORP.

(Name of Registrant as Specified In Its Charter)

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CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 3, 2002

      The 2002 Annual Meeting of Stockholders of Centennial Communications Corp. (the “Company” or “Centennial”) will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Thursday, October 3, 2002, at 11:00 a.m., local time. The purposes of the meeting are:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

2.	To ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2003.

3.	To transact such other business as may properly come before the meeting.

      We cordially invite all stockholders to attend. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy. The Board of Directors has set August 30, 2002 as the record date for the Annual Meeting. This means that owners of common stock at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting.

      We enclose with this Notice the Company’s Proxy Statement for the Annual Meeting and the Company’s 2002 Annual Report to Stockholders.

By Order of the Board of Directors

TONY L. WOLK
Senior Vice President, General Counsel and Secretary

August 30, 2002

      Whether or not you expect to attend the Annual Meeting, please read the accompanying Proxy Statement and promptly complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed within the United States, or vote by phone or via the Internet. The proxy, or any vote by phone or the Internet, is revocable by you at any time prior to its use at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned, or voted by phone or the Internet, to assure that all your shares will be voted at the Annual Meeting.

PRINCIPAL STOCKHOLDERS OF THE COMPANY
Proposal 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Performance Graph
Proposal 2 RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS

CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

PROXY STATEMENT

General

      The Board of Directors of Centennial Communications Corp. (“Centennial”, the “Company”, “we” or “us”) is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at our 2002 Annual Meeting of Stockholders to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Thursday, October 3, 2002 at 11:00 a.m., local time, and at any adjournment or adjournments of the Annual Meeting. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about September 3, 2002.

      At the Annual Meeting, stockholders of the Company will be asked to:

1.	elect eight directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2003.

      Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      The close of business on Friday, August 30, 2002 has been selected as the record date for determining the holders of outstanding shares of our common stock entitled to receive notice of and vote at the Annual Meeting. On August 30, 2002, there were 95,611,428 shares of common stock outstanding. Holders of common stock are entitled to one vote per share. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting.

Quorum and Vote Required

      To carry on the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the Annual Meeting, either by proxy or in person. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are counted as present at the Annual Meeting for determining whether we have a quorum. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

      Directors will be elected by a plurality vote of the combined voting power of all shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes “withheld” from director-nominee(s) will not count against the election of such nominee(s).

      Approval of the other proposals described in this Proxy Statement, or any other matter that may come before the Annual Meeting, will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Viewing Materials over the Internet

      You can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record you can choose this option and save us the cost of producing and mailing these documents. To do so, please mark the designated box on the proxy card or follow the instructions if you vote by telephone or over the Internet. If you own common shares through a bank, broker or other holder of record, the holder of record may send you instructions on how to view future Proxy Statements and Annual Reports over the Internet. If you have not received these instructions and you would like to view these materials over the Internet, please contact the holder of record. If you choose to view the materials online, next year you will receive a proxy card or voting instructions with the Internet address where you can find the materials. Please be aware that you may have to pay for certain costs in connection with online viewing, such as Internet access and telephone charges. Your election to view our Proxy Statements and Annual Reports over the Internet will save the cost of producing and mailing these documents.

How to Vote

      Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. You may vote in one of the following ways:

By Telephone. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 4:00 p.m., Eastern time, on Wednesday October 2, 2002. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

Over the Internet. You can also vote your shares over the Internet. Your proxy card indicates the web site you may access for Internet voting. You may vote over the Internet 24 hours a day through 4:00 p.m., Eastern time, on Wednesday, October 2, 2002. As with telephone voting you will be able to confirm that the system has properly recorded your vote. If you are an owner in street name, please follow the instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends, namely (1) FOR the election of the eight persons named under “Election of Directors” and (2) FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending May 31, 2003. The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our General Counsel, Tony L. Wolk, at Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

Cost of Solicitation

      We will pay all costs of soliciting the enclosed proxies. In addition to solicitation by mail, our officers and regular employees may solicit proxies by telephone or facsimile or in person. We also will request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and we will reimburse such persons for their out-of- pocket and reasonable clerical expenses in doing this.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

      The table below contains information regarding the beneficial ownership of our common stock as of August 2, 2002 by each stockholder who owns beneficially 5% or more of our common stock.

      As used throughout this Proxy Statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares.

      Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 95,611,428 shares of common stock outstanding on August 2, 2002.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Welsh, Carson, Anderson & Stowe VIII, L.P.(1)	51,303,018	53.7%
WCAS Capital Partners III, L.P.(1)	4,879,521	5.1%
Blackstone Investors(2)	28,172,043	29.5%
Thomas E. McInerney(3)	56,182,539	58.8%
Anthony J. de Nicola(4)	56,182,539	58.8%
James R. Matthews(5)	43,122,000	45.1%
Mark T. Gallogly(6)	28,172,043	29.5%
David M. Tolley(6)	28,172,043	29.5%

(1)	The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (5,833,053) and WCAS Information Partners, L.P. (204,669), limited partnerships affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. An aggregate of 2,143,296 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are managing members of the limited liability company that serves as its sole general partner, including Messrs. McInerney, de Nicola and Matthews, and individuals employed by its investment advisor. Messrs. McInerney, de Nicola and Matthews may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

(2)	The shares beneficially owned by Blackstone Investors are owned by Blackstone CCC Capital Partners L.P. (22,413,222), Blackstone CCC Offshore Capital Partners L.P. (4,068,495) and Blackstone Family Investment Partnership III L.P. (1,690,326). Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of Blackstone Investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Mr. Gallogly, who is a member of BMA, and Mr. Tolley, who is a principal of affiliates of BMA, disclaim beneficial ownership of such shares.

(3)	Mr. McInerney, a director of Centennial, owns of record 465,984 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII’s general partner, affiliates of Mr. McInerney, own the remaining shares of common stock reflected as beneficially owned by Mr. McInerney. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(4)	Mr. de Nicola, a director of Centennial, beneficially owns 40,932 shares of common stock that are owned of record by a family partnership. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII’s general partner, affiliates of Mr. de Nicola, own the remaining shares of common stock reflected as beneficially owned by Mr. de Nicola. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

(5)	Mr. Matthews, a director of Centennial, does not own of record any shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII’s general partner, affiliates of Mr. Matthews, own the shares of common stock reflected as beneficially owned by Mr. Matthews. Mr. Matthews disclaims beneficial ownership of such shares.

(6)	Messrs. Gallogly and Tolley, directors of Centennial, do not own of record any shares of common stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., entities which Messrs. Gallogly and Tolley are affiliated with, own all of the shares of common stock reflected as beneficially owned by them. Messrs. Gallogly and Tolley disclaim beneficial ownership of such shares.

      Certain of our principal stockholders are parties to a stockholders agreement that is described in detail under “Certain Relationships and Related Transactions” below.

Proposal 1

ELECTION OF DIRECTORS

      Eight persons have been nominated for election as directors to serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees are currently directors.

      The Board of Directors recommends a vote FOR each of the below-named nominees.

      Under the amended and restated stockholders agreement described in detail under “Certain Relationships and Related Transactions,” our principal stockholders have agreed to establish and maintain a Board of Directors consisting of up to nine members, or as otherwise agreed by the principal stockholders. The parties entered into the stockholders agreement in connection with the January 1999 merger in which these stockholders acquired an ownership interest (then 92.9%) in the Company. Pursuant to the stockholders agreement, our directors are elected as described below:

•	So long as the Welsh, Carson investors own 25% of the common stock purchased by them on January 7, 1999, they can elect three directors. Currently Thomas E. McInerney, Anthony J. de Nicola and James R. Matthews serve as the Welsh, Carson investors’ board representatives. The chairman of our Board of Directors, who is currently Thomas E. McInerney, is selected by the Welsh, Carson investors.

•	So long as the Blackstone investors own 25% of the common stock purchased by them on January 7, 1999, they can elect two directors. Currently Mark T. Gallogly and David M. Tolley serve as the Blackstone investors’ board representatives.

•	Our Chief Executive Officer, who is currently Michael J. Small, serves on our Board of Directors.

•	Up to three additional directors are elected by all of the stockholders, including our principal stockholders. These independent directors must be qualified as outside directors under Nasdaq rules and cannot be members of our management or affiliated with any of our stockholders who are party to the amended and restated stockholders agreement.

      The parties to the amended and restated stockholders agreement will vote for the election of the nominees named below unless, by reason of death or other unexpected occurrence, one or more of such nominees is not available for election. If a nominee is unavailable to serve, the parties to the stockholders agreement, and in the absence of instructions to the contrary the proxy holders named in the accompanying proxy, will vote for a substitute nominee or nominees designated by the Board of Directors or the respective party to the stockholders agreement, or, if no substitute nominee or nominees are so designated, the membership of the Board of Directors will be reduced. The Board of Directors has no reason to believe that any of the nominees listed below will not be available to serve.

      The following table sets forth certain information concerning the nominees for director and their ownership of common stock as of August 2, 2002.

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares		Percent
First Became Director	Experience and Other Directorships	Beneficially Owned		of Class

Thomas E. McInerney(1) Age: 60 Director since January 7, 1999	Mr. McInerney is currently a director and the Chairman of the Board of Directors of the Company. He joined Welsh, Carson, Anderson & Stowe in 1986 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. He is a director of The BISYS Group, Inc., Attachmate Corp., Global Knowledge Network, BTI Telecom Corp., Savvis Communications Corporation, SpectraSite Holdings Inc. and several private companies.	56,182,539	(2)	58.8%
Carmen Ana Culpeper(3) Age: 57 Director since July 26, 2000	Ms. Culpeper is currently a director of the Company. Since 1999, Ms. Culpeper has served as President of C. Culpeper & Associates, a financial advisory and management consulting firm. She was President of the Puerto Rico Chamber of Commerce from June 1999 to June 2000 and continues to serve on its Council of Past Presidents. She was President of the Puerto Rico Telephone Company from April 1997 to March 1999 and from October 1996 to March 1997 she was President of Finapri, Inc., an insurance finance company. From October 1995 to March 1997, Ms. Culpeper was an independent broker at Clark Melvin Securities and prior to that held various positions in corporate finance at, among others, Donaldson, Lufkin & Jenrette and Citibank. Ms. Culpeper is a director of Santander Bancorp, the third largest bank in Puerto Rico.	9,200	(4)	*
Anthony J. de Nicola(1)(3) Age: 38 Director since January 7, 1999	Mr. de Nicola is currently a director of the Company. He joined Welsh, Carson, Anderson & Stowe in 1994 and is a Managing Member or General Partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously he worked for William Blair & Co. for four years in the merchant banking area. He is a director of BTI Telecom Corp., NTELOS Inc., Valor Telecommunications, LLC, Alliance Data Systems Corporation and several private companies.	56,182,539	(5)	58.8%

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares		Percent
First Became Director	Experience and Other Directorships	Beneficially Owned		of Class

Mark T. Gallogly(1) Age: 45 Director since January 7, 1999	Mr. Gallogly is currently a director of the Company. He is a Member of the limited liability company which acts as the general partner of Blackstone CCC Capital Partners L.P. and its affiliates. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1989. Mr. Gallogly is a director of several private companies.	28,172,043	(6)	29.5%
James R. Matthews Age: 35 Director since July 24, 2001	Mr. Matthews is currently a director of the Company. He joined Welsh, Carson, Anderson & Stowe in 2000 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, he was a General Partner at J.H. Whitney & Co., a private equity firm where he worked for six years. He is a director of SpectraSite Holdings Inc., Headstrong, Inc. and several private companies.	43,122,000	(7)	45.1%
Michael J. Small Age: 44 Director since January 7, 1999	Mr. Small is currently a director of the Company. He has been Chief Executive Officer of the Company since January 1999. Prior to joining the Company, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 Communications Company (now a subsidiary of ALLTEL Corporation) from 1995 to 1998. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.	1,322,584	(8)	1.4%
David M. Tolley Age: 35 Director since July 24, 2001	Mr. Tolley is currently a director of the Company. He is a Principal of The Blackstone Group L.P. and has been with Blackstone since May 2000. From 1995 to 2000, he was with Morgan Stanley, most recently as Vice President, where he worked with a variety of clients in the telecommunications industry.	28,172,043	(6)	29.5%

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares	Percent
First Became Director	Experience and Other Directorships	Beneficially Owned	of Class

J. Stephen Vanderwoude(3) Age: 58 Director since October 20, 1999	Mr. Vanderwoude is currently a director of the Company. He has been Chairman and Chief Executive Officer of Madison River Communications LLC, an integrated communications provider, since 1996. Previously, he was President, Chief Executive Officer and a director of Powerhouse Technologies, Inc. and a director of V-Band Corporation. He is currently a director of First Midwest Bancorp. He formerly was President and Chief Operating Officer and a director of Centel Corporation and President of the local telecommunications division of Sprint Corporation.	16,500 (9)	*

*	Less than 1%.

(1)	Member of the compensation committee.

(2)	See note (3) to the table under “Principal Stockholders of the Company.”

(3)	Member of the audit committee.

(4)	Consists of 200 shares that Ms. Culpeper owns directly and 9,000 shares that Ms. Culpeper has the right to acquire pursuant to a stock option grant.

(5)	See note (4) to the table under “Principal Stockholders of the Company.”

(6)	See note (6) to the table under “Principal Stockholders of the Company.”

(7)	See note (5) to the table under “Principal Stockholders of the Company.”

(8)	Consists of 149,253 shares that Mr. Small owns directly and 1,173,331 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(9)	Consists of 3,000 shares that Mr. Vanderwoude owns directly and 13,500 shares that Mr. Vanderwoude has the right to acquire pursuant to a stock option grant.

Committees and Meetings of the Board of Directors

      The Board of Directors met six times during the fiscal year ended May 31, 2002. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees of which said director was a member.

      The Board of Directors has a compensation committee and an audit committee. Our compensation committee consists of Thomas E. McInerney (chairman), Anthony J. de Nicola and Mark T. Gallogly. The compensation committee, to the extent not otherwise approved by the full Board of Directors, makes recommendations to our Board of Directors concerning the compensation for our chief executive officer and other senior management. Our compensation committee also administers, determines the participants under and selects the recipients of awards under our 1999 Stock Option and Restricted Stock Purchase Plan. The compensation committee met twice during the fiscal year ended May 31, 2002.

      Our audit committee consists of J. Stephen Vanderwoude (chairman), Carmen Ana Culpeper and Anthony J. de Nicola. We are seeking to add an additional independent director to our board and would expect such person to also serve on our Audit Committee. The primary responsibilities of the audit committee are described in the audit committee charter that was adopted by our Board of Directors and attached to our 2000 Proxy Statement. The functions of the audit committee and its activities during the past fiscal year are described under the heading Audit Committee Report. The audit committee met three times during the fiscal year ended May 31, 2002.

      We have not designated a nominating committee or other committee performing a similar function. Such matters, to the extent not dealt with in the amended and restated stockholders agreement, are discussed by the Board of Directors as a whole.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on a review of the copies of the forms which we received and written representations from certain reporting persons, we believe that, during the fiscal year ended May 31, 2002, all Section 16(a) filing requirements applicable to its reporting persons were met.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

      The following table sets forth certain information for each of our last three fiscal years with respect to compensation awarded to, earned by or paid to our Chief Executive Officer and each of our other four most highly compensated executive officers as well as our former Chief Executive Officer of our Caribbean Operations (based on amounts reported as salary and bonus for fiscal 2002 (collectively the “Named Executives”).

Summary Compensation Table

				Long Term
				Compensation Awards

		Annual Compensation		Restricted
	Fiscal			Stock	Options/	All Other
Name and Principal Position	Year	Salary	Bonus	Awards($)	SARs(#)	Compensation($)

Michael J. Small	2002	$340,000	$200,487	–0–	300,000	$11,593	(1)
Chief Executive Officer	2001	320,240	239,656	–0–	175,000	$5,333	(1)
	2000	272,917	248,621	–0–	360,000	917	(1)
Phillip Mayberry	2002	220,000	176,037	–0–	60,000	8,274	(1)(2)
President —	2001	200,360	110,971	–0–	100,000	2,541	(1)(2)
U.S. Wireless Operations	2000	175,000	141,698	–0–	90,000	3,249	(1)
Thomas Cogar	2002	192,500	97,798	–0–	35,000	5,270	(1)(3)
Executive Vice President —	2001	180,240	71,021	–0–	20,000	7,925	(1)
Engineering — Caribbean Operations	2000	160,008	108,824	–0–	80,000	5,350	(1)
Carlos Bofill(6)	2002	208,333	75,000	172,500 (5)	–0–	10,495	(1)(2)
Former Chief Executive Officer —	2001	213,746	141,516	–0–	120,000	2,363	(1)(2)
Caribbean Operations	2000	123,333	135,594	–0–	600,000	–0–	(4)
Peter W. Chehayl(7)	2002	205,000	61,124	–0–	–0–	7,685	(1)
Chief Financial Officer	2001	190,552	102,417	–0–	50,000	3,958	(1)
	2000	169,583	102,820	–0–	80,000	708	(1)
Nassry Zamora	2002	190,000	48,899	–0–	60,000	6,197	(1)(4)
Senior Vice President,	2001	181,323	73,740	–0–	60,000	–0–	(1)
Human Resources	2000	15,000	32,131	–0–	80,000	–0–	(4)

(1)	Consists of matching contributions made by us on behalf of the Named Executives under our 401(k) Retirement Investment Plan. Does not include the cost of certain tax and financial services, comprehensive medical exams and excess disability coverage provided to the Named Executives during fiscal 2001 and fiscal 2002. The value of these services to each of the Named Executives is estimated to be approximately $10,000 per Named Executive.

(2)	Does not include the cost of the use of a company automobile valued at approximately $3,000 per annum.

(3)	Does not include the value of a $100,000 interest-free loan received by Mr. Cogar from the Company in May 2002 or reimbursement of relocation expenses of $4,713 in fiscal 2002.

(4)	Does not include reimbursement of relocation expenses of $19,979 for Mr. Bofill in 2000. Does not include reimbursement of housing expenses of $31,118 for Mr. Zamora in 2002, a $20,000 signing bonus paid to Mr. Zamora in 2000 or reimbursement of relocation expenses of $16,140 for Mr. Zamora in 2000.

(5)	Represents 50,000 shares of restricted stock granted to Mr. Bofill on April 1, 2002. Value is based on the closing price of our common stock of $3.45 on April 1, 2002, the date of grant. 20,000 shares vested on April 1, 2002 and 30,000 shares vest, subject to certain conditions, on May 31, 2003.

(6)	Mr. Bofill resigned from the Company effective April 1, 2002.

(7)	Mr. Chehayl intends to resign from the Company effective August 31, 2002.

Employment Agreements

      1. Michael Small — Chief Executive Officer. In connection with the January 1999 merger, we entered into an employment agreement with Michael Small, our Chief Executive Officer. The board of directors has determined that Mr. Small’s base salary for fiscal 2003 will be $340,000 per annum and his target bonus for fiscal 2003 is $410,000, subject to achievement of specified performance targets and objectives set by the compensation committee. These amounts are the same as his amounts for fiscal 2002. The term of Mr. Small’s employment agreement expires on September 30, 2003 (as a result of an automatic renewal), but will automatically renew for subsequent one-year terms unless we or Mr. Small give notice of non-renewal at least 90 days before the expiration of any renewal term. Mr. Small’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Small’s employment other than as a result of his failing to comply with the terms of the employment agreement, or if Mr. Small terminates his employment with us because we failed to comply with the agreement, he is entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs, and certain other fringe benefits. On January 7, 1999, Mr. Small received incentive stock options and non-qualified stock options to purchase 1,215,000 shares of our common stock, vesting on July 31 of each year beginning with the fiscal year ended May 31, 1999 if we attain certain EBITDA targets. If the performance targets are not met, Mr. Small’s stock options will vest over four years commencing January 7, 2006. These stock options are subject to accelerated vesting if Mr. Small’s employment is terminated by us other than as a result of his failing to comply with the terms of the employment agreement or if he quits because we failed to comply with the agreement following a change of control of the Company. During the employment term and for a period of one year following the termination of his employment, except if he quits because we failed to comply with the agreement, Mr. Small is subject to non-competition and non-solicitation provisions.

      2. Paget Alves — President and Chief Operating Officer. We entered into an employment agreement with Paget Alves in March 2002 that provides for a base salary of $300,000 per annum. Additionally, upon hire, Mr. Alves was granted incentive stock options and non-qualified stock options to purchase 450,000 shares of our common stock with an exercise price of $5.10, received a signing bonus of $25,000 and was guaranteed a $62,500 bonus for his services through the fiscal year ended May 31, 2002. The Board of Directors has determined that Mr. Alves’ target bonus for fiscal 2003 will be $250,000. The initial term of his employment agreement expires on March 11, 2003 but will automatically renew for subsequent one-year terms unless we or Mr. Alves give notice of non-renewal at least 90 days before the expiration of the initial or any renewal term. Mr. Alves’ agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Alves’ employment other than for “Cause”, death or disability or he terminates the agreement for “Good Reason” (in each case as defined in his employment agreement), Mr. Alves will be entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs, and certain other fringe benefits. During the employment term and for a period of one year following the termination of his employment, Mr. Alves is subject to non-competition and non-solicitation provisions.

      3. Peter W. Chehayl — Chief Financial Officer (through August 31, 2002). In connection with the January 1999 merger, we entered into an employment agreement with Peter Chehayl that provides for a base salary of $205,000 per annum. Mr. Chehayl intends to resign from the Company effective August 31, 2002. In connection with such resignation, we intend to enter into a Severance Agreement and General Release with Mr. Chehayl and will pay Mr. Chehayl his base salary for the one year period following such resignation and certain other fringe benefits, including medical coverage for a period of time not to exceed one year. During his employment term and for a period of one year following the termination of his employment, Mr. Chehayl is subject to non-solicitation provisions.

      4. Thomas Fitzpatrick — Executive Vice President and Chief Financial Officer (effective August 31, 2002). We entered into an employment agreement with Thomas Fitzpatrick in July 2002 that provides for a base salary of $275,000 per annum. Additionally, upon hire, Mr. Fitzpatrick was granted incentive stock options and non-qualified stock options to purchase 375,000 shares of our common stock with an exercise price of $2.89 and received a $100,000 signing bonus. The Board of Directors has determined that Mr. Fitzpatrick’s target bonus for fiscal 2003 will be $200,000. The initial term of his employment agreement expires on August 19, 2003 but will automatically renew for subsequent one-year terms unless we or Mr. Fitzpatrick give notice of non-renewal at least 90 days before the expiration of the initial or any renewal term. Mr. Fitzpatrick’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Fitzpatrick’s employment other than for “Cause”, death or disability or he terminates the agreement for “Good Reason” (in each case as defined in his employment agreement), Mr. Fitzpatrick will be entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs, and certain other fringe benefits. During the employment term and for a period of one year following the termination of his employment, Mr. Fitzpatrick is subject to non-competition and non-solicitation provisions.

      5. Thomas Cogar — Executive Vice President and Chief Technology Officer — Caribbean Operations. We entered into an employment agreement with Thomas Cogar in March 2002 that provides for a base salary of $205,000 per annum. Additionally, upon execution of the employment agreement, Mr. Cogar was granted non-qualified stock options to purchase 35,000 shares of our common stock with an exercise price of $5.10 and received a $100,000 interest-free loan. The loan becomes immediately due and payable on the earlier to occur of (i) the date when Mr. Cogar resigns from the Company and (ii) the date that he is terminated by us for “Cause” (as defined in his employment agreement). If neither of these events occur by March 11, 2004, the loan will automatically be forgiven. The Board of Directors has determined that Mr. Cogar’s target bonus for fiscal 2003 will be $115,000. The initial term of his employment agreement expires on March 11, 2004 but will automatically renew for subsequent one-year terms unless we or Mr. Cogar give notice of non-renewal at least 120 days before the expiration of the initial or any renewal term. Mr. Cogar’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Cogar’s employment other than for “Cause” (as defined in his employment agreement), death or disability, Mr. Cogar will be entitled to continue to receive his base salary with respect to the one-year period following such termination and a pro rata portion of any bonus payable for the fiscal year in which such termination occurs. During the employment term and for a period of one year following the termination of his employment, Mr. Cogar is subject to non-competition and non-solicitation provisions.

      6. Carlos Bofill — Former Chief Executive Officer — Caribbean Operations. We entered into an employment agreement with Carlos Bofill in October 1999 that provides for a base salary of $250,000 per annum. Mr. Bofill resigned from the Company effective April 1, 2002. In connection with such resignation, we entered into a Severance Agreement and General Release and Consulting Agreement with Mr. Bofill. Under these agreements, (i) we agreed to pay Mr. Bofill $250,000 to serve as our consultant for the one year period ending April 1, 2003 and continue his health benefits with us through such date, (ii) we granted Mr. Bofill 50,000 shares of restricted stock, 20,000 of which vested on April 1, 2002 and 30,000 of which will vest on May 31, 2003 if we have not terminated the Consulting Agreement prior to February 28, 2002, (iii) we agreed to pay Mr. Bofill a $75,000 bonus for his services rendered during our fiscal year ended May 31, 2002 and (iv) all of Mr. Bofill’s 720,000 stock options expired on June 30, 2002. During his employment term and for a period of one year following the termination of his employment, Mr. Bofill is subject to a non-compete and non-solicitation provisions.

      7. Nassry Zamora — Senior Vice President, Human Resources. We entered into an employment agreement with Nassry Zamora in May 2000 that provides for a base salary of $190,000 per annum. Upon hire, we granted Mr. Zamora incentive stock options and non-qualified stock options to purchase 80,000 shares of our common stock with an exercise price of $16.13. The board of directors has determined that Mr. Zamora’s target bonus for fiscal 2003 will be $100,000. The term of Mr. Zamora’s employment agreement expires on December 31, 2002, but will automatically renew for subsequent one-year terms unless Mr. Zamora or we give notice of non-renewal at least 120 days before the expiration of the renewal term. Mr. Zamora’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Zamora’s employment other than for “Cause” (as defined in his employment agreement), death or disability, Mr. Zamora will be entitled to continue to receive his base salary with respect to the six-month period following such termination. During the employment term and for a period of one year following the termination of his employment, Mr. Zamora is subject to non-compete and non-solicitation provisions.

Stock Options

      The table below contains information concerning options granted to each of the Named Executives in the fiscal year ended May 31, 2002.

Option/SAR Grants in Last Fiscal Year

		Individual Grants
	Number of	Percent of Total		Potential Realizable Value At Assumed
	Securities	Options/SARs	Exercise	Annual Rates of Stock Price
	Underlying	Granted to	of Base	Appreciation For Option Term(3)
	Options/SARs	Employees In	Price
Name	Granted(#)	Fiscal Year	($/Sh)	Expiration Date	5%	10%

Michael J. Small	300,000 (1)	14.3%	$13.56	July 23, 2011	$2,557,400	$6,480,954
Phillip Mayberry	60,000 (2)	2.9%	5.10	March 11, 2012	192,442	487,685
Thomas Cogar	35,000 (2)	1.7%	5.10	March 11, 2012	112,258	284,483
Carlos Bofill	–0–	n/a	n/a	n/a	n/a	n/a
Peter W. Chehayl	–0–	n/a	n/a	n/a	n/a	n/a
Nassry Zamora	60,000 (2)	2.9%	5.10	March 11, 2012	192,442	487,685

(1)	These options vest 25% per year on each July 23 commencing July 23, 2002.

(2)	These options vest 25% per year on each March 11 commencing March 11, 2003.

(3)	The information with respect to potential realizable value is presented in accordance with the requirements of the SEC and is not necessarily indicative of the actual value that such options will have to the Named Executives. To realize the potential values set forth in the 5% and 10% columns, the price per share of the common stock of the Company would have to be $22.08 and $35.16, respectively, for the grant on July 23, 2001 at an exercise price of $13.56 per share and $8.31 and $13.23, respectively, for the grants on March 11, 2002 at an exercise price of $5.10 per share.

      The table below summarizes the exercise of stock options during fiscal 2002 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 2002 fiscal year on May 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002

AND FISCAL YEAR-END 2002 OPTION/SAR VALUES

Number of
			Shares	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			at FY-End(#)	at FY-End($)(1)
Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized($)	Unexercisable	Unexercisable

Michael J. Small	–0–	–0–	1,098,331/915,000	$–0–/–0–
Phillip Mayberry	–0–	–0–	364,164/292,500	–0–/–0–
Thomas Cogar	–0–	–0–	78,748/123,750	–0–/–0–
Carlos Bofill(2)	–0–	–0–	330,000/390,000	–0–/–0–
Peter W. Chehayl	–0–	–0–	194,581/133,750	–0–/–0–
Nassry Zamora	–0–	–0–	55,000/145,000	–0–/–0–

(1)	The closing price on May 31, 2002, the last day of our fiscal 2002, was $3.09 and was used in calculating the value of unexercised options.

(2)	In connection with Mr. Bofill’s resignation on April 1, 2002, all of his stock options expired on June 30, 2002.

Director Compensation

      Each non-employee director (other than the Welsh, Carson and Blackstone directors) receives a $15,000 annual retainer, $1,500 for each Board meeting or operations review attended in person or telephonically and an annual award of an option to purchase 4,500 shares of our common stock. During fiscal 2002, the Welsh, Carson and Blackstone directors received no compensation for serving as directors.

Compensation Committee Interlocks and Insider Participation

      The current members of our board’s compensation committee are Thomas E. McInerney, Anthony J. de Nicola and Mark T. Gallogly. Messrs. McInerney and de Nicola are managing members of Welsh, Carson, Anderson & Stowe, which beneficially owns approximately 58.8% of our outstanding common stock. Mr. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone CCC Capital Partners L.P. and its affiliates and is a Senior Managing Director of The Blackstone Group L.P., which beneficially owns approximately 29.5% of our common stock. Because of these affiliations, Messrs. McInerney, de Nicola and Gallogly may be deemed to have a material interest in the matters described under “Certain Relationships and Related Transactions.”

Compensation Committee Report on Executive Compensation

      The compensation committee makes recommendations to our Board of Directors concerning the compensation levels of executive officers and senior management. Our executive compensations consists of (1) base salary, (2) annual bonus based on achievement of operating results and personal objectives and (3) long-term equity incentives in the form of stock options and restricted stock. The compensation committee is mindful of the Company’s commitment to being a provider of quality telecommunications services in the areas in which it operates. To realize these objectives, the Company’s compensation levels must be such as to motivate and retain these individuals as well as to attract new talent, as necessary. The compensation committee believes it is important to provide our senior management with stock-based incentive compensation that increases in value in direct correlation with improvement in the performance of our common stock. This aligns management’s interests with those of our stockholders. The fundamental philosophy is to link the amount of compensation for an executive to his or her contribution to the Company’s success in achieving financial and other objectives.

      In determining the compensation level of our senior management other than Mr. Small, the compensation committee will rely upon the recommendation of Mr. Small, Chief Executive Officer of the Company, as the person in the best position to judge the respective performances of said individuals. In this regard, the compensation committee will take into consideration Mr. Small’s evaluation of the potential contributions of these individuals toward (i) increasing revenues, (ii) increasing the number of subscribers, (iii) increasing cash flow, (iv) meeting budgetary objectives, (v) the development of the Company’s telecommunications systems businesses, (vi) the successful completion of certain acquisitions, dispositions and financings and (vii) the successful achievement of certain individualized goals and objectives. Bonus compensation for senior management is determined by reference to a formula that ties a target bonus objective to the achievement of certain operational and financial benchmarks during the fiscal year. Under this formula, our senior managements’ actual bonus amounts could be greater or less than the target bonus objectives based on the Company’s actual operational and financial performance. During fiscal 2002, the actual bonuses paid to senior management were less than the target bonus amounts.

      Mr. Small’s compensation is based on similar factors as outlined above. In fiscal 2002, Mr. Small received a base salary of $340,000 and was awarded a cash bonus of $200,487, less than his target bonus of $410,000. The bonus was tied to the Company’s achievement of certain operating results. In addition, in July 2001, Mr. Small was awarded 300,000 stock options with an exercise price of $13.56. For fiscal 2003, Mr. Small (along with most senior management of the Company) will receive the same base salary and target bonus as in fiscal 2002. The compensation committee may determine to increase the base salaries and target bonuses for senior management in fiscal 2003 if the Company’s performance during the first quarter of fiscal 2003 exceeds certain financial thresholds.

The Compensation Committee

Thomas E. McInerney
Anthony J. de Nicola
Mark T. Gallogly

Audit Committee Report

      Our board of directors adopted a written charter for our audit committee, which was attached to our 2000 Proxy Statement. All members of our audit committee qualify as “independent” directors under the current listing standards of the Nasdaq Stock Market, except that Mr. de Nicola may not be considered independent because he is employed with Welsh, Carson, Anderson & Stowe and investment funds affiliated with that entity, which collectively own a significant percentage of our common stock. Nevertheless, the board of directors has determined that it is in the best interest of the Company and its stockholders for Mr. de Nicola to serve on the Audit Committee notwithstanding this relationship, and as permitted by Nasdaq’s rules, because of his extensive knowledge of financial matters, his significant experience in the telecommunications industry and his past service on the board of directors and audit committee of numerous other public companies.

      Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

      The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP, our independent auditors, our audited financial statements contained in our Annual Report on Form 10-K for the year ended May 31, 2002. The Audit Committee has also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), relating to auditors’ judgment about the quality of Centennial’s accounting principles, judgments and estimates, as applied in its financial reporting.

      The Audit Committee has received the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from Centennial and has discussed with the independent auditors its independence. In addition, the Company also discussed with Deloitte & Touche LLP the overall scope and plans for its audit. To this end, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of its examinations, the evaluations of Centennial’s internal controls, and the overall quality of Centennial’s financial reporting.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended May 31, 2002, for filing with the SEC.

Audit Committee

J. Stephen Vanderwoude
Carmen Ana Culpeper
Anthony J. de Nicola

Auditor Independence

      Deloitte & Touche LLP are our independent auditors. The audit committee of our board of directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche’s independence.

Audit Fees

      The following table shows the aggregate fees billed by Deloitte & Touche LLP, our independent auditors, for the fiscal year ended May 31, 2002.

Audit Fees		$705,000
Financial Information Systems Design and Implementation Fees		0
Audit Related Fees(1)	584,000
Non-Audit Related Fees(2)	1,997,000

All Other Fees		$2,581,000

(1)	“Audit Related Fees” consist primarily of fees related to the audits of subsidiary financial statements and employee benefit plan audits.

(2)	“Non-Audit Related Fees” includes fees for tax consulting and compliance services.

Performance Graph

      The following graph compares the total returns (assuming reinvestment of dividends) on our common stock, the Nasdaq Stock Market — US Index (which includes Centennial) and the Nasdaq Telecommunications Index (which includes Centennial). The graph assumes $100 invested in our common stock or in each of the indices on May 31, 1997, including the reinvestment of dividends, if any.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CENTENNIAL COMMUNICATIONS CORP.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

	CENTENNIAL		NASDAQ
	COMMUNICATIONS	NASDAQ STOCK	TELECOMMUNICATIONS
	CORP.	MARKET (U.S.)	INDEX

May 97	100	100	100
May 98	250	127	166
May 99	982	179	300
May 00	1013	245	288
May 01	832	152	146
May 02	199	117	61

*	ASSUMES $100 INVESTED ON 5/31/97 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

CUMULATIVE TOTAL RETURN

	5/97	5/98	5/99	5/00	5/01	5/02

Centennial Communications Corp.	$100	$250	$982	$1013	$832	$199
Nasdaq Stock Market (U.S.)	$100	$127	$179	$245	$152	$117
Nasdaq Telecommunications Index	$100	$166	$300	$288	$146	$61

Beneficial Ownership by Management

      The following table sets forth, as of August 2, 2002, certain information with respect to the beneficial ownership of shares of common stock by the Named Executives of the Company and all directors and executive officers as a group.

	Shares of Stock		Percent
Name	Beneficially Owned		of Class

Michael J. Small	1,322,584	(1)	1.4%
Phillip Mayberry	408,884	(2)	*
Carlos Bofill	20,000	(3)	*
Thomas Cogar	147,634	(4)	*
Peter W. Chehayl	245,134	(5)	*
Nassry Zamora	60,099	(6)	*
All directors and executive officers as a group (15 persons)	86,890,135	(7)	88.8%

*	Less than 1%.

(1)	Consists of 149,253 shares that Mr. Small owns directly and 1,173,331 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(2)	Consists of 44,720 shares that Mr. Mayberry owns directly and 364,164 shares that Mr. Mayberry has the right to acquire pursuant to stock option grants.

(3)	Consists of 20,000 shares that Mr. Bofill owns directly. Does not include 30,000 shares of restricted stock that vests, under certain circumstances, on May 31, 2003. In connection with Mr. Bofill’s resignation on April 1, 2002, all of his stock options expired on June 30, 2002.

(4)	Consists of 68,886 shares that Mr. Cogar owns directly and 78,748 shares that Mr. Cogar has the right to acquire pursuant to stock option grants.

(5)	Consists of 50,553 shares that Mr. Chehayl owns directly and 194,581 shares that Mr. Chehayl has the right to acquire pursuant to stock option grants.

(6)	Consists of 5,099 shares that Mr. Zamora owns directly and 55,000 shares that Mr. Zamora has the right to acquire pursuant to stock option grants.

(7)	Consists of 84,699,061 shares owned directly by such persons and 2,191,074 shares that may be acquired by such persons pursuant to stock option grants.

Certain Relationships and Related Transactions

  Stockholders Agreement

      On January 7, 1999, each of the stockholders of CCW Acquisition Corp. and CCW Acquisition Corp. entered into a stockholders agreement. The stockholders agreement became the Company’s obligation when we merged with CCW Acquisition Corp. on January 7, 1999 (the “Merger”). These stockholders included Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCA Management Corporation, thirteen investment professionals employed by WCA Management Corporation, and three trusts for the benefit of family members of one of these investment professionals; three investment funds controlled by The Blackstone Group; Michael J. Small and an individual retirement account for his benefit; Peter W. Chehayl, Chief Financial Officer of the Company; and Edward G. Owen, Vice President, Corporate Development, of the Company. The original stockholders agreement was superseded by a first amended and restated stockholders agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the

Company to another investment fund. Under the amended and restated stockholders agreement, our principal stockholders have agreed to establish and maintain for the Company a Board of Directors in the manner described under “Election of Directors.”

      The amended and restated stockholders agreement calls for the creation of (i) a compensation committee consisting of three directors, two of whom are selected by the Welsh, Carson investors and one of whom is selected by the Blackstone investors, and (ii) an audit committee consisting of three directors, one of whom is selected by the Welsh, Carson investors and one of whom is selected by the Blackstone investors. The amended and restated stockholders agreement requires that each other committee of our Board of Directors consist of at least two members, one of whom is selected by the Welsh, Carson investors and one of whom is selected by the Blackstone investors.

      The amended and restated stockholders agreement places restrictions on the ability of Messrs. Small, Chehayl and Owen to transfer shares of common stock owned in their names or on their behalf without the consent of the Welsh, Carson investors. Exceptions have been made for transfers in registered public offerings or to their spouses or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh, Carson investors to repurchase at fair market value any shares owned by any of these management investors at the time of the termination of their employment.

      The amended and restated stockholders agreement grants the Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to participate in any sale of common stock by any of the Welsh, Carson investors. These co-sale provisions do not apply to transfers by Welsh, Carson investors to affiliates, transfers by any of the Welsh, Carson investors that are limited partnerships to their limited partners and transfers by Welsh, Carson investors that are individuals to their spouses or children or to family trusts.

      The amended and restated stockholders agreement grants the Welsh, Carson investors the right to require the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. to sell their shares of common stock to a third party who offers to buy at least 80% of our capital stock. The sale of the Company must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when the Blackstone investors own more shares of common stock than the Welsh, Carson investors.

      We have granted preemptive rights to purchase shares of our common stock in proportion to the ownership of the stockholder in the situations described below to the Welsh, Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. These preemptive rights apply to any sale by us of common stock or securities convertible into or exchangeable for common stock such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

      The amended and restated stockholders agreement grants to the Welsh, Carson investors a right of first offer that applies to sales of common stock by the Blackstone investors. In other words, if any of the Blackstone investors wishes to sell its shares, it must first allow the Welsh, Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh, Carson investors, the Blackstone investors cannot sell the shares to a third party on material terms which are the same as, or more favorable, in the aggregate, to, the terms offered by the Welsh, Carson investors for the shares. This right of first offer does not apply to sales by the Blackstone investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act or distributions by any of the Blackstone investors which are limited partnerships to their limited partners.

      We have agreed not to take any of the following actions without the approval of the Welsh, Carson investors and the Blackstone investors until the amended and restated stockholders agreement is terminated:

(1) amend, alter or repeal our certificate of incorporation or our by-laws in any manner that adversely affects the rights of the holders of our common stock generally, or the rights of the stockholders party to the amended and restated stockholders agreement,

(2) enter into, or permit any of our subsidiaries to enter into, any transaction (other than normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, any transaction with a director that is approved by our Board of Directors in accordance with Delaware law, customer transactions in the ordinary course of business, and the transactions contemplated by the amended and restated registration rights agreement described below) with any of our subsidiaries’ officers, directors or employees, any person related by blood or marriage to any of our subsidiaries’ officers, directors or employees, any entity in which any of our subsidiaries’ officers, directors or employees owns any beneficial interest, any stockholder that owns, directly or indirectly, at least 25% of our outstanding capital stock or any affiliate of any 25% stockholder.

      Under the amended and restated stockholders agreement, each of the Welsh, Carson Investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. have agreed not to, and agreed to cause their affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Welsh, Carson investors, take any of the following actions:

(1) effect, seek, offer, engage in, propose or participate in any acquisition of beneficial ownership of our equity or debt securities other than (a) pursuant to the preemptive rights granted under the amended and restated stockholders agreement, (b) acquisitions from other stockholders who have signed the amended and restated stockholders agreement or (c) any stock dividend, stock reclassification or other distribution or dividends to the holders of our common stock generally,

(2) any extraordinary transaction such as a merger or tender offer involving our company or any material portion of our business,

(3) any solicitation of proxies with respect to the Company or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to the Company,

(4) propose any matter for submission to a vote of stockholders of the Company,

(5) seek to remove or appoint directors of the Company outside of the provisions of the amended and restated stockholders agreement, or

(6) form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of the Company, other than any group consisting exclusively of stockholders who have signed the amended and restated stockholders agreement and their affiliates.

      Under the amended and restated stockholders agreement, we are required to pay WCA Management Corporation an annual monitoring fee of $450,000 plus reasonable expenses and Blackstone Management Partners III, L.L.C. an annual monitoring fee of $300,000 plus reasonable expenses. We will no longer be required to pay these management fees if either the Welsh, Carson investors or the Blackstone investors sells 75% of the shares purchased by them on January 7, 1999.

      All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of our Board of Directors and the composition of its committees, will terminate upon the earlier to occur of the completion of a registered public offering of common stock raising not less than $50 million for the Company, and the transfer by either the Welsh, Carson investors or the Blackstone investors of 50% or more of the shares of common stock purchased by them on January 7, 1999.

      The provisions of the amended and restated stockholders agreement governing the election of our Board of Directors and the composition of its committees will terminate upon the earlier to occur of the completion of a registered public offering of common stock raising not less than $50 million for our company, and the transfer by both the Welsh, Carson investors and the Blackstone investors of 50% or more of the shares of common stock purchased by them on January 7, 1999.

  Registration Rights Agreement

      On January 7, 1999 each of the stockholders of CCW Acquisition Corp. and CCW Acquisition Corp. entered into a registration rights agreement. The registration rights agreement became the Company’s obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original registration rights agreement was superseded by a first amended and restated registration rights agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund.

      The amended and restated registration rights agreement grants the Welsh, Carson investors and the Blackstone investors the right to require the Company to register their shares of common stock under the Securities Act at any time on or after January 7, 2002. The amended and restated registration rights agreement also grants each of the Welsh, Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to include, at their request, shares of common stock owned by them in registrations under the Securities Act by the Company.

  Welsh, Carson Mezzanine Debt

      In connection with the Merger in January 1999, we issued $180 million of unsecured subordinated notes due 2009 and common shares of Centennial (“Mezzanine Debt”) to an affiliate of Welsh, Carson, Anderson & Stowe. The Mezzanine Debt bears cash interest at a rate of 10% or pay-in-kind interest at a rate of 13% per annum.

  Other Transactions

•	In June 2001, the Company and Global Crossing Ltd. entered into definitive, multi-year agreements for the purchase and sale of fiber-optic undersea capacity connecting the Caribbean and the United States and other products and services in the Caribbean. In December 2001 and March 2002, the parties restructured these agreements and significantly reduced the commitments to each other. As of May 31, 2002, we have paid Global Crossing $45 million and received $10.4 million from Global Crossing under these agreements. John M. Scanlon, a former director of the Company who resigned in December 2001, was formerly a director and Chief Executive Officer of Global Crossing and is currently Vice Chairman and Chief Executive Officer of Asia Global Crossing, a subsidiary of Global Crossing. Additionally, The Blackstone Group, L.P. serves as financial advisor to Global Crossing Ltd. in its bankruptcy proceedings. Mark Gallogly and David Tolley, two of the Company’s directors, are senior managing director and principal of The Blacktone Group, L.P., respectively.

•	We are a party to various transactions involving entities controlled by Abraham Selman, the 20% minority shareholder in All America Cable and Radio, Inc. (“AACR”), our 80% controlled company that operates a wireless and broadband business in the Dominican Republic. During the past fiscal year, we paid entities owned by Mr. Selman amounts totaling approximately $3.5 million, including $3.1 million related to the build-out of our wireless operations in the Dominican Republic. At May 31, 2002, no amounts were owed by us to entities controlled by Mr. Selman. At May 31, 2002, we were owed approximately $0.7 million from companies controlled by Mr. Selman.

•	During the past fiscal year, we paid BTI Telecom Corp. $192,515 for various telecommunications services relating to our Caribbean operations. Thomas E. McInerney and James R. Matthews, directors of Centennial, are also directors of BTI Telecom Corp and Welsh, Carson, Anderson & Stowe controls approximately 65% of BTI’s common stock.

•	During the past fiscal year, we paid $152,741 for office furniture from Productive Business Interiors (“PBI”). Kaye Mayberry, the spouse of Phillip Mayberry, President of our U.S. wireless operations, owns 20% of PBI.

•	During the past fiscal year, our Caribbean operations used travel arrangement services from ChambersTravel, a travel agency service owned by Colleen Chambers, the spouse of Carlos Bofill, the former Chief Executive Officer of our Caribbean operations and current Vice Chairman of Centennial Caribbean Holding Corp, a wholly-owned subsidiary of the Company. Ms. Chambers’ company received commissions during the past fiscal year on account of her services in the amount of $86,902.

•	We have entered into numerous cell site leases with SpectraSite Holdings Inc. During the past fiscal year, we paid Spectrasite $77,252 in rental payments under these leases. According to documents filed with the SEC, Welsh, Carson, Anderson & Stowe controls approximately 22% of the outstanding common stock of SpectraSite. Thomas E. McInerney and James R. Matthews, directors of Centennial, are directors of SpectraSite.

•	In December 2000, we entered into a contract with GiantBear, Inc. (now part of Infospace, Inc.) relating to the provision of products, software and services used with our wireless web product offering. During the past fiscal year, we paid GiantBear $884,897. In January 2002, GiantBear was sold to Infospace, Inc. Prior to such date, The Blackstone Group owned approximately 23.5% of GiantBear.

•	In May 2002, we loaned Thomas Cogar, our Executive Vice President, Chief Technology Officer — Caribbean Operations, $100,000 in connection with his relocation from Indiana to Georgia. The entire loan remains outstanding and does not bear interest. The loan becomes immediately due and payable on the earlier to occur of (i) the date when Mr. Cogar resigns from the Company and (ii) the date when he is terminated by us for “cause” (as defined in his employment agreement with us). If neither of these events occur by March 11, 2004, the loan will automatically be forgiven.

Proposal 2

RATIFICATION OF INDEPENDENT AUDITORS

      The Board of Directors has selected the firm of Deloitte & Touche LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending May 31, 2003. In accordance with our policy of seeking annual stockholder ratification of the selection of auditors, we request that such selection be ratified by stockholders. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its partners has any other relationship, direct or indirect, with the Company or its subsidiaries. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

      The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2003.

STOCKHOLDER PROPOSALS

      If a stockholder wishes to submit a proposal for inclusion in the proxy statement for the 2003 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive offices not later than June 2, 2003.

      In accordance with Rule 14a-4(c)(1) of the Exchange Act, management proxy holders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the Company’s Annual Meeting in 2002 as to which the proponent fails to notify the Company on or before July 20, 2003 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to stockholders). Notifications must be addressed to the Company’s General Counsel at 3349 Route 138, Wall, New Jersey 07719.

OTHER MATTERS

      The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any other business which others intend to bring before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting or any adjournment of the Annual Meeting, the persons named in the accompanying proxy intend to vote on such matters as they, in their discretion, may determine.

By Order of Board of Directors

TONY L. WOLK
Senior Vice President, General Counsel and Secretary

Dated: August 30, 2002

      Please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, or vote by telephone or via the Internet. On written request of any stockholder, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002, including the financial statements and the schedules thereto, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act may be obtained without charge from Tony L. Wolk, General Counsel, Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719.

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE

ANNUAL MEETING OF STOCKHOLDERS
CENTENNIAL COMMUNICATIONS CORP.

OCTOBER 3, 2002

* Please Detach and Mail in the Envelope Provided *

PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

	FOR	WITHHOLD
	all nominees	AUTHORITY
	stated to right	for all nominees	Nominees:

1. Election of Directors INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name on the line provided below.			Carmen A. Culpeper Anthony J. de Nicole Mark T. Gallogly James R. Matthews Thomas E. McInerney Michael J. Small David M. Tolley J. Stephen Vanderwoude

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2003.

3.	In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other manners as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND FOR PROPOSAL
2 AND THE PROXIES WILL USE THEIR DISCRETION WITH
RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement. The undersigned hereby revokes any proxy or prorates heretofore given.

I consent to view all future Proxy Statements and Annual Reports online: please do no mail paper copies to me.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________________ SIGNATURE ______________________ DATED________________ , 2002

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

PROXY
CENTENNIAL COMMUNICATIONS CORP.
3349 ROUTE 138, BLDG. A.
WALL, NJ 07719

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Michael J. Small and Tony L. Wolk, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Communications Corp., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, October 3, 2002, or at any adjournment or adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

CENTENNIAL COMMUNICATIONS CORP.

October 3, 2002

Co.#_______________	Acct.#_______________

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS ——[          ]

Please Detach and Mail in the Envelope Provided

  Please mark your votes as in this example.

1.    Election of Directors Nominees:
            FOR all nominees
                listed to right
            WITHHOLD AUTHORITY
                for all nominees

INSTRUCTION: To withhold authority to
vote for any nominee, write that nominee’s
name on the line provided below	Carmen A. Culpeper Anthony J. de Nicola Mark T. Gallogly James R. Matthews Thomas E. McInerney Michael J. Small David M. Tolley J. Stephen Vanderwoude

2.	Proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2003.	FOR	AGAINST	ABSTAIN

3.	In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxy or proxies heretofore given.

I consent to view all future Proxy Statements and Annual Reports online: please do not mail paper copies to me.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________________ SIGNATURE ______________________ DATED________________ , 2002

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

PROXY

CENTENNIAL COMMUNICATIONS CORP.

3349 ROUTE 138, BLDG. A.
WALL, NJ 07719

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael J. Small and Tony L. Wolk, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Communications Corp., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, October 3, 2002, or at any adjournment or adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)